EXHIBIT 11.1

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                          PRE-PAID LEGAL SERVICES, INC.
                 Statement re Computation of Per Share Earnings
                       (In 000's except per share amounts)





                                                           Three Months Ended
                                                                March 31,
                                                           ------------------
                                                             1999      1998
                                                           --------  --------

BASIC EARNINGS PER SHARE:



Computation for Statement of Income
-----------------------------------
Earnings:

Net income applicable to common stockholders (a).........   $ 8,780   $ 5,264
                                                            =======   =======

Shares:
-------
Weighted average shares outstanding, (net of 747 shares of
  treasury stock) disregarding exercise of options
   or conversion of preferred stock.......................   23,610    23,413
                                                            =======   =======



Earnings per common share (a).............................  $   .37   $   .22
                                                            =======   =======



DILUTED EARNINGS PER SHARE:


Computation for Statement of Income
-----------------------------------
Earnings:
Net income applicable to common stockholders (a)..........  $ 8,780   $ 5,264
Add: Dividends on preferred stock (b).....................        2         -
                                                            -------   -------
Net income applicable to common stockholders, as
 adjusted.................................................  $ 8,782   $ 5,264
                                                            =======   =======



Shares:
-------
Weighted average shares outstanding, (net of 747 shares
  of treasury stock) disregarding exercise of options
   or conversion of preferred stock.......................   23,610   23,413
Assumed dilutive conversion of preferred stock............       70       79
Assumed exercise of options and warrants based on the
  treasury stock method using average market price........      314      322
                                                            -------  -------
Weighted average number of shares, as adjusted............   23,994   23,814
                                                            =======  =======

Earnings per share - assuming dilution (a)................  $   .37  $   .22
                                                            =======  =======






(a) These amounts agree with the related amounts in the consolidated statements of income.
(b) Assumed conversion of $3 Cumulative Convertible Preferred Stock is included in the 1999 periods since it is dilutive but not assumed in 1999 periods since such assumed conversion would be antidilutve.